Business license

(duplicate)

Unified social credit code 91330183MA2CDB4G96 (1/1)

Hangzhou Yu Chuang Investment Partnership (Limited Partnership)

Type: Limited Partnership

Main location of business: Workplace Unit 881, No. 3 Gongwang Road, Dongzhou Sub-District, Fuyang District, Hangzhou City, Zhejiang Province, China

Managing Partner: Ningbo Tongyu Enterprise Management Consulting Co., Ltd. (Delegated Representative: Liu Yong)

Date of establishment: July 25, 2018

Partnership period: From July 25, 2018 to July 24, 2048

Business Scope: equity investment services (without the approval of the financial and other regulatory departments, the Company may not engage in public financing deposits, financing guarantees, agent financing and other financial services) (Any project that needs to be approved by law can only be carried out after getting approval by relevant authorities.)

All-in-one Certificate

Registration authority: Hangzhou Fuyang District Administration for Market Supervision (seal)

July 25, 2018

The enterprise should submit the report of the previous year and make announcement through the Zhejiang Enterprise Credit Information Publicity System from January 1 to June 30 each year.

URL of publicity system of enterprises’ credit information: http://zj.gsxt.gov.cn/

Formulated under supervision of State Administration for Industry and Commerce of the People’s Republic of China